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                     [THACHER PROFFITT & WOOD LETTERHEAD]

                                                                     EXHIBIT 8.1



(212) 912-7633

                                                                   July 14, 1998

Astoria Financial Corporation
One Astoria Plaza
Lake Success, New York 11042-1805

                      Re:    Merger of Long Island Bancorp, Inc.
                             into Astoria Financial Corporation
                             ----------------------------------

Dear Sirs:

             You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Long Island Bancorp, Inc. ("LIB"), a Delaware corporation, with and into Astoria Financial Corporation ("AFC"), a Delaware corporation and parent of its wholly-owned subsidiary, Astoria Federal Savings and Loan Association (the "Association"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of the 2nd day of April, 1998 by and between AFC and LIB, as amended (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in AFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.

             In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of AFC and LIB as we have deemed appropriate. We have also relied, without independent verification, upon the July 14, 1998 letters of AFC and LIB to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by AFC and LIB in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the Management of AFC or
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Astoria Financial Corporation.
July 14, 1998                                                         Page 2

LIB, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

             Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

                      (1) The Merger will be treated as a reorganization within
             the meaning of Section 368(a) of the Code;

                      (2) No gain or loss will be recognized by AFC, the
             Association or LIB as a result of the Merger;

                      (3) Except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by holders of LIB Common Stock who exchange their shares of LIB Common Stock for shares of AFC Common Stock pursuant to the Merger;

                      (4) The tax basis of the shares of AFC Common Stock
             received by each holder of LIB Common Stock who exchanges shares of LIB Common Stock for shares of AFC Common Stock in the Merger will be the same as the tax basis of the shares of LIB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest of AFC Common Stock for which cash is received and increased by any gain recognized on such exchange; and

                      (5) The holding period of the shares of AFC Common Stock
             received by each holder of LIB Common Stock in the Merger will include the holding period of the shares of LIB Common Stock exchanged therefor, provided that such stockholder holds such shares of LIB Common Stock as a capital asset at the Effective Time;

             Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of LIB and its shareholders and AFC, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement which is a part of the Registration Statement.

                                        Very truly yours,

                                        THACHER PROFFITT & WOOD

                                        By: /s/ Albert J. Cardinali